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                   U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                 FORM 12b-25


     NOTIFICATION OF LATE FILING                 SEC FILE NUMBER
                                                     0-17303



                                 (Check One):

[ ] Form 10-K and Form 10-KSB   [ ] Form 11-K   [X] Form 10-Q and Form 10-QSB

[ ] Form N-SAR


      For Period Ended:        9-30-96
                       ------------------------------------------------------

      [ ]   Transition Report on Form 10-K

      [ ]   Transition Report on Form 20-F

      [ ]   Transition Report on Form 11-K

      [ ]   Transition Report on Form 10-Q

      [ ]   Transition Report on Form N-SAR

      [ ]   Money Market Fund Rule 3063-1 Filing



      For the Transition Period Ended:
                                      ---------------------------------------

      If the notification relates to a portion of the filing checked above,
identify the Items(s) to which the notification relates:   N/A
                                                        ---------------------

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PART I.    REGISTRANT INFORMATION

      Full Name of Registrant VECTOR AEROMOTIVE CORPORATION
                             -----------------------------------

      Former Name (if applicable)   N/A
                                 -------------------------------

      Address of Principal Executive Office (Street and Number)
      ----------------------------------------------------------

        7601 CENTURION PARKWAY SOUTH
      ----------------------------------------------------------

       City, State and Zip Code JACKSONVILLE, FLORIDA 32256
                                --------------------------------

PART II.   RULES 112b-25(b) AND (c)


      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.) [X]

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or filing made by a money market fund pursuant to Rule 30b3-1, or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III.    NARRATIVE

      State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q, or filing made by a money market fund pursuant to Rule 30b3-1 and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

THE REGISTRANT HAS RECENTLY TERMINATED ITS OPERATIONS AND THE IMPACT OF THE TERMINATION NEEDS TO BE INCLUDED IN THE REGISTRANT'S FINANCIAL STATEMENTS.

                                    - 2 -





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PART IV.     OTHER INFORMATION

        (1) Name and telephone number of person to contact in regard to this notification.

  D. PETER ROSE                               (904)           645-0505
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       (Name)                                (Area Code)    (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?


                                                      [X] YES   [ ] NO

If the answer is no, identify report(s)
                                       ----------------------------------------

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [ ] YES   [X] NO

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        VECTOR AEROMOTIVE CORPORATION
              -------------------------------------------------
                  (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                              VECTOR AEROMOTIVE CORPORATION



Date: NOVEMBER 13, 1996                       By:     /s/ D. PETER ROSE
     ---------------------------                 -----------------------------
                                                    D. PETER ROSE, President